Exhibit 3.32

Nova Scotia

CERTIFICATE OF INCORPORATION

Companies Act

Registry Number

3300794

Name of Company

COORS INTERNATIONAL HOLDCO 2, ULC

I hereby certify that the above-mentioned company was incorporated this date under the Companies Act and that the liability of the members is unlimited.

/s/ Cox & Palmer	August 18, 2016
Agent of the Registrar of Joint Stock Companies	Date of Incorporation